Exhibit 10.64

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into, effective October 28, 2016 (the “Effective Date”), by and between Cyalume Technologies, Inc., a Delaware corporation (the “Company”), and Andrea Settembrino (“Employee”).

WHEREAS, the Company desires to employ Employee as Chief Financial Officer of the Company, and Employee desires to be employed by the Company upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

1.	TERM. This Agreement shall be for an initial term of three (3) years, beginning on the Effective Date. The Agreement shall continue for successive one-year periods thereafter unless and until terminated by either party upon thirty (30) days’ written notice prior to the Agreement’s anniversary/expiration date, or until terminated pursuant to Section 8 of this Agreement.

2.	DUTIES OF EMPLOYEE.

(a)	Duties. Employee shall be employed as the Chief Financial Officer (“CFO”) of the Company, and shall also serve as CFO of its parent corporation, Cyalume Technologies Holdings, Inc. (“Holdings”). Employee’s duties shall be such executive, managerial, administrative, and professional duties as are commensurate with the position of CFO, and as shall be assigned by the Chief Executive Officer or the Board of Directors of Holdings, or by their authorized designees. Employee may delegate duties to other employees of the Company as she reasonably determines is in the best interest of the Company, consistent with the general authority and power given to her hereunder. The principal place of employment of Employee shall be at the Company’s executive offices in Fort Lauderdale, Florida.

(b)	Exclusive Employment. Employee shall devote the whole of her business time, attention and abilities to carrying out his duties hereunder.

(c)	Loyal and Conscientious Performance. Employee agrees that to the best of her ability and experience, and in compliance with all applicable laws and the Company’s policies, Certificate of Incorporation and Bylaws, as they may be amended from time to time, she will at all times loyally and conscientiously perform all the duties and obligations required of her by the terms of this Agreement. Employee further agrees she shall use her best efforts to promote the interests and reputation of the Company and its affiliates and not do anything which is to the detriment of the Company or its affiliates.

3.	COMPENSATION AND BENEFITS.

(a)	Salary. For all the services to be rendered by Employee in any capacity hereunder, the Company shall pay Employee, in equal installments consistent with the Company’s practices for its employees, salary and compensation as set forth in Schedule 1 attached to this Agreement and incorporated herein. The Company shall have the ability to withhold from the compensation otherwise due to Employee under this Agreement any amounts required to be withheld from compensation from time to time under applicable law.

(b)	Severance Benefits.

(i)	In the event Employee’s employment with the Company is terminated by the Company other than as a result of death, disability (as defined in Section 8(a)(ii)), retirement or for “cause” (as defined in Section 8(a)(iii)), or if Employee’s employment with the Company is terminated by Employee for the reason set forth in Section 8(d), and upon execution by Employee of a separation agreement prepared by the Company within thirty (30) days of the date of termination of Employee’s employment, the Company will pay Employee, at normal payroll intervals for six (6) months, a sum equal to one-half of Employee’s annual Base Salary in effect at the time of termination hereunder, less applicable deductions and withholdings.

(ii)	In the event that Employee elects to terminate this Agreement (including, for the avoidance of doubt, through Employee’s election not to renew this Agreement at the end of the initial term or any successive one-year term pursuant to Section 1) for any reason other than that set forth in Section 8(d), or in the event that this Agreement is terminated due to Employee’s death, disability or for “cause” (as defined in Section 8(a)(iii)), the Company shall not be obligated to pay to Employee any severance payments whatsoever and Employee shall be entitled only to that Base Salary and those benefits which she has earned through the date of such termination.

(c)	Fringe Benefits. So long as Employee remains in the employ of the Company, Employee shall be provided those benefits set forth in Schedule 1 to this Agreement. Employee shall also receive such additional benefits as may be authorized from time to time by the Company’s Board of Directors.

4.	NONCOMPETITION BY EMPLOYEE.

(a)	During the term of this Agreement and for a period of two (2) years after Employee has ceased to be employed by Company for any reason, Employee shall not, without the prior written consent of a duly authorized officer of Company, directly or indirectly (i) engage in the business of, or (ii) assist or have an interest in (whether as proprietor, partner, investor, stockholder, officer, director or any type of principal whatsoever), or (iii) enter the employment of or act as an agent, advisor, or consultant to any person, firm, partnership, association, corporation, business organization, entity or enterprise that is, or is to become, directly or indirectly, engaged in any business actually or potentially competitive with that of Company in any area or territory in which Company offers its services or products.

2

(b)	During the term of this Agreement, and for a period of two (2) years after Employee has ceased to be employed by Company for any reason, Employee shall not, without the prior written consent of a duly authorized officer of Company, solicit from any person, company, firm or organization, or any affiliate of the foregoing, which was or is a client or associated firm of Company or which Company was soliciting as a client or associated firm of Company during any of the twelve (12) months immediately preceding the termination or expiration of the Agreement, any business substantially similar to that done by Company, including but not limited to any business Employee was soliciting or on which he worked while employed by Company.

5.	CONFIDENTIALITY. Employee acknowledges, understands and agrees that all trade secrets and information relating to the business of the Company and/or its affiliates, including without limitation, procedures, product information, manufacturing techniques or processes, expertise, records, customer or prospect lists and information, vendor lists and information, supplier lists and information, internal operating forms, financial information or accounting methods, systems, books, manuals, employee information, any confidential information concerning the business, the Company, its affiliates, or the business, policies or operations of the business, the Company or its affiliates which Employee may have learned, possessed or controlled on or prior to the date hereof or which Employee may learn, possess or control during the term of Employee’s continued employment by the Company or any of its affiliates (as an employee, consultant, agent or otherwise) (collectively, “Trade Secrets”) are confidential and shall remain the sole and exclusive property of the Company and its affiliates. Trade Secrets include both written information and information not reduced to writing. Except as may be required pursuant to any law or the order of a court, or except as may be public knowledge (which shall not have become public knowledge as a result of any action of Employee), Employee shall not, at any time, retain, duplicate, remove from the business premises of Company or any of its affiliates, make use of, other than in the ordinary course of fulfilling her duties as an employee of the Company, divulge or otherwise disclose, directly or indirectly, any Trade Secrets. Employee shall not publish or disclose, and shall exercise her best efforts to prevent others from publishing or disclosing, any Trade Secrets and she shall not use or attempt to use any such knowledge or information which she may have or acquire in any manner which may injure or cause loss, whether directly or indirectly, to the Company or its affiliates or use her personal knowledge or influence over any customers, clients, suppliers or contractors of the Company or its affiliates so as to take advantage of the Company’s or its affiliates’ trade or business connections or utilize information confidentially obtained by him.

6.	non-solicitation. Employee hereby covenants and agrees that, at all times during her employment with the Company and for a period of two (2) years immediately following her termination for any reason, Employee shall not employ or seek to employ any person employed at the time by the Company or any of its affiliates, or otherwise engage or entice, either directly or indirectly, such person to leave such employment.

7.	violation of agreement.

(a)	The restrictions set forth in Sections 4, 5 and 6 shall extend to any and all activities of Employee, whether alone or together with or on behalf of or through any other person or entity.

3

(b)	Employee’s obligations under Sections 4, 5 and 6 shall survive termination of this Agreement and of Employee’s employment with the Company.

(c)	Employee acknowledges that the restrictions contained in Sections 4, 5 and 6, in view of the nature of the business in which Company is engaged, are reasonable and necessary to protect the legitimate interests of Company. Employee understands that the remedies at law for her violation of any of the covenants or provisions of Sections 4, 5 and 6 will be inadequate, that such violations will cause irreparable injury within a short period of time, and that Company shall be entitled to preliminary injunctive relief and other injunctive relief against such violation. Such injunctive relief shall be in addition to, and in no way in limitation of, any and all other remedies that Company shall have in law and equity for the enforcement of those covenants and provisions. Employee further acknowledges that should she violate any of the covenants or provisions of Sections 4, 5 and 6, she will reimburse Company for its reasonable costs and attorneys’ fees incurred to enforce the terms of this Agreement.

8.	TERMINATION.

(a)	Employee’s employment hereunder may be terminated by the Company immediately upon the occurrence of any of the following events, and the Company shall have no obligations to Employee for any period after the effective date of such termination, except vested benefits or as otherwise provided in Section 3 herein:

(i)	The death of Employee.

(ii)	A mental or physical illness or injury that prevents Employee from performing her duties hereunder for a period of 90 consecutive days or for 120 days in any 360 day period, or Employee has been declared by a court of competent jurisdiction to be mentally incompetent or incapable of managing her affairs.

(iii)	For “cause” which, for the purposes of this Section, shall mean:

(A)	Continued neglect or failure to perform her duties and responsibilities; or

(B)	Formally being charged, either criminally or civilly, with committing fraud, misappropriation or embezzlement, whether or not in the performance of Employee’s duties as an employee of the Company; or

(C)	Violations of any law which violation materially affects Employee’s performance of her duties to the Company; or

(D)	The conviction of, or plea of guilty or nolo contendere to, a felony or crime involving moral turpitude; or

(E)	Willfully engaging in conduct materially injurious to the Company or its affiliates; or

4

(F)	Diverting any business opportunity of the Company or its affiliates for Employee’s direct or indirect personal gain; or

(G)	Failure to observe or perform the covenants and agreements contained in this Agreement, including but not limited to those contained in Sections 4, 5 and 6 of this Agreement.

(b)	Employee’s employment hereunder may be terminated at any time upon the mutual written agreement of Employee and the Company.

(c)	Subject to the provisions of Section 3(b)(i) of this Agreement, Employee’s employment hereunder may be terminated by either party with thirty (30) days of written notice thereof. For the sake of clarity, if this Agreement is terminated by the Employee, the Company may waive the aforementioned 30 day notice period and may elect at its sole discretion to make such termination effective immediately. Notwithstanding the foregoing, if Employee’s employment hereunder is terminated without “cause” during the initial term of this Agreement, Employee shall only be paid any applicable severance benefits as set forth in Section 3(b), less applicable deductions and withholdings.

(d)	Employee may terminate her employment hereunder for Good Reason. For purposes of this Agreement, “Good Reason” shall mean (i) a material diminution in Employee’s title or duties, (ii) a material reduction in Employee’s Base Salary except for reductions applicable to all management, (iii) a relocation of Employee’s principal place of employment of a distance in excess of fifty (50) miles unless such relocation is effected at the request of Employee or with Employee’s approval or (iv) a material breach by the Company of a material term of this Agreement. Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless Employee’s termination of employment for Good Reason occurs within ninety (90) days following the initial existence of one of the conditions specified in clauses (i) through (iii) above, Employee provides the Company with written notice of the existence of such condition within ninety (90) days after the initial existence of the condition, and the Company fails to remedy the condition within thirty (30) days after its receipt of such notice.

(e)	Except as may otherwise be set forth herein, in the event of termination of Employee’s employment by the Company as permitted under clause (a) of this Section, Employee shall be entitled only to her Base Salary and other compensation and benefits earned through the date of termination.

(f)	Upon the termination of her employment hereunder for any reason whatsoever, Employee shall immediately deliver to the Company all documents, statistics, accounts, records, programs and other items of whatever nature or description (the “Documents”) which may be in her possession or under her control which relate in any way to the Trade Secrets or the business or affairs of the Company or of any of its affiliates, and no copies of any such Documents or any part thereof shall be retained by her.

(g)	In the event of the termination of Employee’s employment under this Agreement, Employee shall be deemed to have resigned from all positions held in the Company. Upon request of the Company, Employee shall promptly sign any and all documents reflecting such resignations as of the date of termination of her employment.

5

9.	REPRESENTATIONS. Employee hereby represents and warrants that this Agreement constitutes her valid and binding obligation enforceable in accordance with its terms and the execution, delivery and performance of this Agreement does not violate any agreement, arrangement or restriction of any kind to which Employee is a party or by which she is bound.

10.	MISREPRESENTATION. Neither party hereto shall knowingly at any time make any untrue statement in relation to the other or any of their affiliates and in particular Employee shall not after the termination of her employment hereunder wrongfully represent herself as being employed by or connected with the Company or any affiliate of the Company.

11.	REIMBURSEMENT OF EXPENSES. The Company shall reimburse Employee for all ordinary and necessary out-of-pocket expenses reasonably incurred by Employee on behalf of the business of the Company in accordance with the Company’s normal reimbursement and travel policies in effect from time to time. Employee agrees that expense reports must be submitted to obtain reimbursement of expenses as well as presentation of such supporting documentation as the Company may reasonably require. Employee further agrees to submit with expense reports such records and logs as may be required by the relevant taxing authorities for the substantiation of each such business expense as a deduction on the Company’s income tax returns. Any reimbursements by the Company to Employee of any eligible expenses under this Agreement that are not excludable from Employee’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the earlier of the date on which they would be paid under the Company’s normal policies and the last day of the taxable year of Employee following the year in which the expense was incurred. The amount of any Taxable Reimbursements to be provided to Employee, during any taxable year of Employee shall not affect the expenses eligible for reimbursement in any other taxable year of Employee. The right to Taxable Reimbursement shall not be subject to liquidation or exchange for another benefit.

12.	INVENTIONS, ETC.

(a)	It shall be part of the normal duties of Employee at all times to consider in what manner and by what new methods or devices the products, services, processes, equipment or systems of the Company or any of its affiliates with which she is concerned or for which she is responsible might be improved, and promptly to give to the President of the Company or Board of Directors full details of any invention or improvement which she may from time to time make or discover in the course of her duties, and to further the interests of the Company with regard thereto. Subject only to any contrary provisions of the laws of the United States or the State of Florida, all such materials, inventions, improvements, methods, products, services, equipment or systems shall be deemed to be “works made for hire”, and to the extent such items are not works made for hire, Employee hereby irrevocably grants and assigns such materials, inventions, improvements, methods, products, services, equipment or systems to the Company which shall be entitled, free of charge, to the sole ownership of any such invention or improvement.

6

(b)	Employee shall, if and when required so to do by the Company, at the expense of the Company, apply or join with the Company in applying for patents or other protection in any part of the world for any such discovery, invention or process as aforesaid and shall at the expense of the Company, execute and do or cause to be done all instruments and things reasonably necessary for vesting the said patent or other protection when obtained and all right, title and interest to and in the same in the Company or in such other person as the Company may designate.

(c)	For the purpose of this clause Employee hereby irrevocably authorizes the company as her attorney in her name to execute any documents or take any actions which are required in, order to give effect to the provisions of this Section and the Company is hereby empowered to appoint and remove at its pleasure any person as agent and substitute for and on behalf of the Company in respect of all or any of the matters aforesaid.

13.	NOTICES. Any notices to be given hereunder by either party to the other may be effectuated either by personal delivery in writing, by electronic facsimile transmission, by commercial overnight courier or by mail, postage prepaid, with return receipt requested. Notices shall be addressed to the parties as follows:

If to the Company:

Cyalume Technologies, Inc.

96 Windsor Street

West Springfield, MA, 01089

Attention: President

with a copy to:

Greenberg Traurig, P.A.

401 East Las Olas Blvd., Suite 2000

Fort Lauderdale, FL 33301

Attention: Bruce I. March, Esq.

If to Employee:

Andrea Settembrino

2159 NE 59th Court

Fort Lauderdale, FL 33308

or to such other addresses as either the Company or Employee may designate by written notice to each other. Notices delivered personally shall be deemed duly given on the date of actual receipt; mailed notices shall be deemed duly given as of the fifth (5th) day after the date so mailed. Notices hereunder may be delivered by electronic facsimile transmission (fax) if confirmation by sender is made within three (3) business days by mail or personal delivery.

14.	ATTORNEYS’ FEES. If any party shall bring an action to enforce this Agreement, each party will bear her/his/its own attorneys’ fees and costs.

7

15.	WAIVER OF BREACH. The waiver by any party to a breach of any provision in this Agreement cannot operate or be construed as a waiver of any subsequent breach by a party.

16.	SEVERABILITY. The invalidity or unenforceability of any particular provision in this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.

17.	ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes and cancels any and all previous agreements, written and oral, regarding the subject matter hereof between the parties hereto, including but not limited to the Original Agreement. Employee hereby acknowledges that any compensation or benefits Employee otherwise may have been entitled to under the Original Agreement are hereby waived. This Agreement shall not be changed, altered, modified or amended, except by a written agreement signed by both parties hereto.

18.	GOVERNING LAW. This Agreement shall be interpreted, construed and governed according to the laws of the State of Florida, without giving effect to principles of conflicts or choice of laws of the State of Florida or of any other jurisdiction.

19.	CONSENT TO JURISDICTION. Employee hereby irrevocably submits to the jurisdiction of any court of the State of Florida or any federal court sitting in the State of Florida over any suit, action or proceeding arising out of or relating to this Agreement. Employee hereby agrees that a final judgment in any such suit, action or proceeding brought in any such court, after all appropriate appeals, shall be conclusive and binding upon her.

20.	SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors, permitted assigns, legal representatives and heirs, but neither this Agreement nor any rights hereunder shall be assignable by any of its parties except as permitted by this Section. Employee agrees that this Agreement may be assigned or transferred by operation of law by the Company upon a sale, merger, reorganization or other business combination of or involving the Company; provided, however, that (i) such assignee or other successor to the Company shall assume all obligations of the Company hereunder and (ii) that Employee shall perform all services required pursuant to this Agreement for any such assignee or successor.

21.	MISCELLANEOUS. The Section headings of this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret, or construe the intentions of the parties. This Agreement may be executed in one or more counterparts and all such counterparts shall constitute one and the same instrument.

22.	RIGHT OF SET-OFF. The Company may at any time offset against any compensation or other remuneration due or to become due to Employee, or anyone claiming through or under Employee, any debt or debts due or to become due from Employee to the Company.

8

23.	SECTION 409A COMPLIANCE.

(a)	General. It is the intention of both the Company and Employee that the benefits and rights to which Employee could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Employee or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Employee and on the Company).

(b)	Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of Employee’s employment shall be made unless and until Employee incurs a “separation from service” within the meaning of Section 409A.

(c)	6 Month Delay for Specified Employees.

(i)	If Employee is a “specified employee”, then no payment or benefit that is payable on account of Employee’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after Employee’s “separation from service” (or, if earlier, the date of Employee’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(ii)	For purposes of this provision, Employee shall be considered to be a “specified employee” if, at the time of his or her separation from service, Employee is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock of which is publicly traded on an established securities market or otherwise.

(d)	No Acceleration of Payments. Neither the Company nor Employee, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(e)	Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Employee is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

[signatures appear on following page]

9

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CYALUME TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ Zivi Nedivi
Name:	Zivi Nedivi
Title:	CEO

ANDREA SETTEMBRINO

/s/ Andrea Settembrino

10

SCHEDULE 1

TO EMPLOYMENT AGREEMENT OF

Andrea Settembrino

1.	Salary. The Company shall pay Employee an annual base salary (“Base Salary”) of one hundred eighty thousand dollars ($180,000.00), at normal payroll intervals and less applicable deductions and withholdings, which shall be subject to annual adjustments at the sole discretion of the Board of Directors of the Company.

2.	Cash Bonus. Employee shall be eligible for an annual bonus for each fiscal year of the Company (“Bonus”), subject to the terms and conditions of this Section. The payment and amount of any Bonus for a given fiscal year shall be based on performance targets to be established each year by the Board of Directors (or the compensation committee thereof) of Holdings (the “Annual Performance Targets”). If the Company’s performance meets, but does not exceed, the Annual Performance Targets for a given fiscal year, the amount of the Bonus for such fiscal year shall equal 50% of the annualized rate of the Base Salary in effect as of the end of such fiscal year. If the Company’s performance exceeds the Annual Performance Targets for a given fiscal year, the amount of the Bonus for such fiscal year shall equal 50% of the annualized rate of the Base Salary in effect as of the end of such fiscal year, plus an additional 1% of such annualized rate for each 1% by which the Company’s performance exceeds the Annual Performance Targets for such fiscal year. If the Company’s performance fails to meet the Annual Performance Targets for a given fiscal year, the amount of the Bonus for such fiscal year shall equal 50% of the annualized rate of Base Salary in effect at the end of such fiscal year, less 2% of such annualized rate for each 1% by which the Company’s performance failed to meet the Annual Performance Targets for such fiscal year, provided, however, that Employee shall not be eligible for any Bonus for a given fiscal year in which the Company’s performance was less than or equal to 70% of the Annual Performance Targets for such fiscal year. Provided Employee has not been terminated under Section 8(a) (for “cause” by the Company) prior to payment thereof, Employee shall be eligible for (i) a Bonus for each fiscal year on the last day of which Employee is employed hereunder and (ii) if Employee’s employment hereunder is terminated other than on the last day of a fiscal year, a pro-rated bonus for the fiscal years during which Employee’s employment hereunder is terminated, based on the number of full calendar months Employee was employed hereunder during such fiscal year. Any Bonus earned for any full or partial fiscal year shall be paid in the following fiscal years within 30 days after the Company’s audited financial statements are issued, but in no event later than June 30th of such following fiscal year regardless of whether such audited financial statement are issued by such date. For the avoidance of doubt, the Bonus with respect to the fiscal year in which the Effective Date occurs shall be pro-rated based on the number of full calendar months Employee was employed hereunder as CFO during such fiscal year.

3.	Stock Options. Subject to the approval of the Board of Directors of Holdings, Employee will be granted stock options to purchase 500,000 shares of common stock of Holdings (the “Stock Options”). The Stock Options shall be granted under, and shall be subject to, Holdings’ 2014 Incentive Equity Plan and shall be subject to such other terms and conditions as shall be reflected in a stock option agreement to be executed by the Company and Employee (the “Option Agreement”). The Option Agreement shall provide, among other things, that (a) the exercise price of the Stock Options will be the closing price of Holdings’ common stock on the date of grant and (b) twenty percent (20%) of the Stock Options shall vest each year on the anniversary of the Effective Date of this Agreement over a period of five years.

4.	Benefits. Employee shall be provided with health, life, and disability insurance coverage and other similar benefits substantially equivalent to those provided to employees of the Company from time to time, all in accordance with the standard policies of the Company.

11